EXHIBIT 10.1


                      CONSULTING AGREEMENT
                   ___________________________


This consulting agreement (hereinafter referred to as "Agreement") is entered into as of the 27th day of June, 2000, by and between John J. Schubach (hereinafter referred to as "Consultant") and The Timken Company (hereinafter referred to as
"Company"), a corporation organized and existing under the laws of the State of Ohio.

WHEREAS, Consultant has been employed for many years as an officer of the Company and has acquired extensive experience and developed important relationships which the Company wishes to utilize by retaining Consultant to perform certain services as described herein; and

WHEREAS, Consultant will resign as an officer and retire as an employee on June 30, 2000, under the Company's retirement program.

NOW, THEREFORE, in consideration of the mutual promises and covenants, it is hereby agreed by and between the parties as follows:

1. In consideration of Consultant's services as hereinafter described, the Company agrees to pay Consultant a retainer at the rate of $15,000 per quarter to be paid on the last day of each calendar quarter beginning September 30, 2000.

2. The services to be performed by Consultant shall consist of the following: Provide counsel and advice regarding the Company's business strategies and corporate development efforts and provide similar services to support the interests of the Company from time to time as requested by the Chairman and CEO, the President and Chief Operating Officer or the Senior Vice
     President - Corporate Development (or any Senior Vice President with responsibility for corporate strategy and/or corporate development) of the Company.

3. It is anticipated that Consultant will devote the equivalent of approximately 4 days per month to the performance of the services described above. The days on which Consultant will perform services under this Agreement, and the number of hours devoted to the performance of such services on any given day, will be determined by Consultant in his sole discretion.

4. The Company will provide computer access, facilities access and secretarial assistance for the Consultant as reasonably required to assist him in performing the services described in this Agreement. Consultant is not required to make use of such access or secretarial assistance and may perform the services requested under this Agreement at any location of his choice, whether inside or outside of Ohio.

5. The Company will reimburse Consultant for all reasonable and necessary expenses incurred in the performance of the services described in this Agreement.

6. Consultant agrees that he shall treat confidentially any material, non-public information, trade secrets, or proprietary data of the Company that he obtains during the course of performing his services under this Agreement. Consultant understands that during the term of this Agreement he will remain subject to the Company's "Statement of Policy Regarding Trading in Stock and Prohibiting the Improper Use or Disclosure of Material, Non-Public Information," which has been provided to Consultant.

7. Consultant agrees that, during the term of this Agreement and for three years after the termination of this Agreement, he shall not provide services to any third party that is a direct competitor of the Company. Subject to the foregoing, Consultant may provide consulting or other services to other parties during the term of this Agreement and at anytime thereafter.

8. It is agreed that Consultant shall render his services as an independent contractor and that no relationship of employer-employee shall result from the execution of this Agreement or from the performance of any services hereunder. Consultant shall have no authority to initial or sign contracts or otherwise to take any action that would create any legally-binding obligation on the part of the Company or any of its subsidiaries or affiliates, and shall at all times avoid any action or statement that would in any way represent himself or hold himself out as an agent or employee of the Company or any of its subsidiaries or affiliates.

9. Consultant shall have the right to determine when, where, how and in what manner he will perform the services under this Agreement. It is understood that as an independent contractor, Consultant is not under the direction or control of the Company when rendering the services requested of him under this Agreement and is expected to exercise independent judgment when providing services under this Agreement. Moreover, Consultant shall not be entitled to any Company benefits as a result of performing services under this Agreement, and the Company shall not pay or withhold any federal, state, or local income tax or payroll tax of any kind on behalf of the Consultant.

10. This Agreement shall terminate on December 31, 2001, provided, however, either party may cancel and terminate this Agreement at any time by giving a thirty-day written notice to the other party of its the desire to do so. Moreover, this Agreement will terminate immediately if Consultant dies, becomes permanently disabled, or breaches any material term of this Agreement. If this Agreement is terminated prior to December 31, 2001, the quarterly payment to which Consultant would otherwise be entitled will be pro-rated based on the number of days the Agreement was in effect during the calendar quarter in which the Agreement was terminated. The provisions of Paragraphs 6 and 7 hereof shall continue in full force and effect notwithstanding the termination of this Agreement.

11. This Agreement constitutes the entire agreement between the parties relative to the services referred to herein and supersedes all previous negotiations and understandings, oral or written, relative to such services. Notwithstanding the foregoing, nothing contained herein shall affect or adversely impact any compensation or benefits to which Consultant is entitled as a result of his employment by the Company prior to June 30, 2000, and his retirement on said date.

12. This Agreement shall be construed, interpreted and applied, and the legal relationship created herein shall be determined, in accordance with the laws of the State of Ohio.


In witness whereof, the parties have executed this Agreement as of the date first above written.


                              THE TIMKEN COMPANY

                              By:
                                ________________________________
                                James W. Griffith
                                President and Chief Operating Officer



                                ________________________________
                                John J. Schubach